EXHIBIT 2.01

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of March 24, 2000, by and among Vitesse Semiconductor Corporation, a Delaware corporation ("Parent"), Holiday Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and OROLOGIC, INC., a Delaware corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "purchase."

     C. This Agreement has been approved by the boards of directors of each of Parent, Merger Sub and the Company and has been adopted by Parent, as the sole stockholder of Merger Sub.

     D. In connection with the execution and delivery of this Agreement, certain stockholders of the Company are executing and delivering to Parent a Stockholder Agreement of even date herewith pursuant to which, among other things, they are agreeing to vote all of their shares of the Company's stock in favor of the Merger.

                                   AGREEMENT

     The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

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     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025, at 8:00 a.m. (local time) on a date to be designated by Parent which shall not be more than two (2) business days after the date on which the conditions set forth in Section 6 and 7 are satisfied or waived. (The time and date as of which the Closing is required to take place pursuant to this Section 1.3, is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately the Effective Time shall be the individuals identified on Exhibit C.

     1.5 Conversion of Shares.

          (a) Subject to Sections 1.8(a), 1.9 and 1.10, at the Effective Time, by of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

               (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that fraction of a share of the common stock of Parent ("Parent Common Stock") equal to the "Applicable Fraction" (as defined in Section 1.5(b)(i)), it being understood that certain of the shares of Parent Common Stock issuable pursuant to this Section 1.5(a)(i) shall be held in escrow in accordance with Section 1.10;

               (ii) each share of Series A Preferred Stock of the Company outstanding immediately prior to the Effective Time shall be converted into the right to receive that fraction of a share of Parent Common Stock equal to (A) $1.25 divided by the Special Average Closing Price, plus (B)(I) that number of shares of Company Common Stock into which one share of Series A Preferred Stock of the Company is convertible immediately prior to the Effective Time, multiplied by (II) the Applicable Fraction, it being understood that certain of the shares of Parent Common Stock issuable pursuant to this Section 1.5(a)(ii) shall be held in escrow in accordance with Section 1.10; and

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               (iii) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (b) For purposes of this Agreement:

               (i) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to (I) the Merger Share Amount minus (II) $3,789,502.50 divided by the Special Average Closing Price, and (B) having a denominator equal to the Fully Diluted Company Share Amount (as defined in Section 1.5(b)(ii)). If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, then the Applicable Fraction shall be correspondingly adjusted.

               (ii) The "Fully Diluted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), (B) the aggregate number of shares of Company Common Stock issuable pursuant to all Company Options outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Company Common Stock into which the shares of Series A Preferred Stock of the Company outstanding immediately prior to the Effective Time would be convertible, and (D) the aggregate number of shares of Company Common Stock issuable pursuant to warrants, convertible securities and any other rights to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time.

               (iii) The "Merger Consideration" receivable by a holder of capital stock of the Company shall consist of (i) the shares of Parent Common Stock (other than Escrow Shares) issuable to such holder in accordance with
Section 1.5(a) upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder, (ii) the rights of such holder with respect to the Escrow Shares held by the Escrow Agent on behalf of such holder, and (iii) the right of such holder to receive cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1.8(a).

               (iv) The "Merger Share Amount" shall mean the number of shares of Parent Common Stock equal to $435,000,000 divided by $85.45.

               (v) The "Special Average Closing Price" shall mean the average closing sales prices of one share of Parent Common Stock as quoted on the Nasdaq on the 30 trading days ending three business days prior to the date of the Company's notice to the holders of the Company Common Stock and Series A Preferred Stock of the Company given pursuant to Section 2(e) of Article IV of the Company's Certificate of Incorporation.

          (c) If any shares of Company Common Stock outstanding prior to the Effective Time are unvested or are subject to a option, risk of forfeiture or

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other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     1.6 Employee Stock Options. At the Effective Time, each then outstanding Company Option (as defined in Section 2.3(b)) and each other outstanding option to purchase Common Stock of the Company issued in accordance with the terms of this Agreement, whether vested or unvested, shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of such Company Stock Option Plan under which such Company Option was issued and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down, to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under all Company Stock Option Plans and otherwise) to effectuate the provisions of this Section 1.6.

     1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of capital stock of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

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     1.8 Exchange of Certificates.

          (a) As soon as practicable after the Effective Time, Parent will send to each of the registered holders of Company Stock Certificates a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall (i) deliver to the holder of such Company Stock Certificate a certificate representing 88.79% of the number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5, and (ii) deliver to the Escrow Agent under the Escrow Agreement (as defined below) on behalf of such holder a certificate in the name of the Escrow Agent representing 11.21% of the number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5, provided that the certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate under clause (i) above and to the Escrow Agent under clause (ii) above shall, in each case, represent only whole shares of Parent Common Stock and in lieu of any fractional shares to which such holder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, and the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of (1) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Closing Sales Price (as defined below) by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (i) above and (2) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Closing Sales Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (ii) above. Notwithstanding the foregoing, Parent may deliver to the Escrow Agent one certificate representing the total number of shares of Parent Common Stock to be held in escrow pursuant to this
Section 1.8(a) in lieu of issuing separate certificates representing 11.21% of the total shares of Parent Common Stock issuable to each holder of Company capital stock pursuant to Section 1.5(a). As used in this Agreement, the "Closing Sales Price" shall mean the closing sales price of one share of Parent Common Stock as quoted on the Nasdaq on the last trading day immediately preceding the Closing Date. All Company Stock Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or the payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to

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the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company held by a holder who, pursuant to Section 262 of the DGCL or any successor provision, has the right to demand and properly demands an appraisal of such shares of capital stock of the Company ("Dissenting Shares"), shall not be converted into the right to receive Parent Common Stock as set forth in Section 1.5, unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such holder's Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the Merger Consideration. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in
Section 262 of the DGCL or any successor provision and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of capital stock of the Company and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the DGCL, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.10 Escrow of Parent Common Stock. Upon the Closing, Parent shall withhold the shares of Parent Common Stock to be delivered to the Escrow Agent pursuant to Section 1.8(a)(ii) (the "Escrow Shares") and deliver such shares to Harris Trust Company of California, as escrow agent (the "Escrow Agent"), to be held by the Escrow Agent as collateral to secure the rights of the Indemnitees under Section 9 hereof. The Escrow Shares shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit D (the "Escrow Agreement"). The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent for a period of one year from the Closing Date (the "Escrow Period"); provided however that in the event any Indemnitee has made a claim under Section 9 prior to the end of the Escrow Period, then the Escrow Period shall continue until such claim is fully and finally resolved. In the event that this

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Agreement is adopted by the Company's stockholders, then all such stockholders shall, without any further act of any Company stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral to secure the rights of the Indemnitees under Section 9 in the manner set forth herein and in the Escrow Agreement, and (ii) the appointment of the Company Stockholders' Representative (as defined in Section 10.1) as the representative under the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

     1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.12 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "purchase."

     1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

     2.1 Due Organization; No Subsidiaries; Etc.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

          (b) Except as set forth in Part 2.1(b) of the Company Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Orologic, Inc."

          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c)(i) of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign

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corporation in each of the jurisdictions identified in Part 2.1(c)(ii) of the
Company Disclosure Schedule.

          (d) Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

          (e) The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) the Company's certificate of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) except as set forth in Part 2.2 of the Company Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's certificate of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3 Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of: (i) 12,000,000 shares of Common Stock ($.001 par value per share), of which 2,329,441 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 4,031,602 shares of Series A Preferred Stock ($.001 par value per share), of which 3,031,602 have been issued and are outstanding as of the date of this Agreement. As of the date hereof and as of the Effective Time, each outstanding share of Series A Preferred Stock of the Company is and shall be convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock, and Series A Preferred Stock of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. All outstanding shares of Company Common Stock, and Series A Preferred Stock of the Company, and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. The

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only repurchase options are those set forth in certain restricted stock purchase agreements, accurate and complete copies of which have been provided to Parent. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule, there are no agreements relating to the voting of any of the Company's securities or any other contractual rights of holders of the Company's securities to which the Company is a party or of which the Company is aware.

          (b) The Company has reserved 1,800,000 shares of Company Common Stock for issuance under the Company Stock Option Plans, of which options to purchase 649,159 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each option to purchase Common Stock of the Company outstanding as of the date hereof (whether vested or unvested) (the "Company Options"): (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; and (v) the exercise price per share. An accurate and complete copy of each Company Stock Option Plan and each agreement pertaining to any Company Options has been provided to Parent. Except as set forth in this
Section 2.3 or Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; (iv) any stock appreciation rights, phantom stock options or similar agreements or securities outstanding; or (v) to the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. The entry into this Agreement and the consummation of the transactions contemplated hereby will not cause the acceleration of vesting of any unvested shares or options to purchase shares of capital stock of the Company.

          (c) The Company has no Subsidiaries.

          (d) Except as set forth in Part 2.3(d) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

     2.4 Financial Statements.

          (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

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               (i) The audited balance sheets of the Company as of December 31,
1999 and 1998, and the related audited income statements of the Company for the years then ended, together with the notes thereto, and the unaudited balance sheet of the Company as of December 31, 1997, and related unaudited income statement of the Company for the year then ended, together with the notes thereto; and

               (ii) the unaudited balance sheet of the Company as of February 29, 2000 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the two months then ended.

          (b) Except as set forth in Part 2.4 of the Company Disclosure Schedule, the Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except that the unaudited financial statements may not contain all of the footnotes that would be required by GAAP with respect to audited financial statements and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since December 31, 1999:

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock of the Company, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company;

          (d) the Company has not sold, issued or authorized the issuance of
(i) any capital stock or other securities of the Company (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other securities of the Company (except for Company Options described in Part 2.3 of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other securities of the Company;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Company Stock Option

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Plan, (ii) any provision of any agreement evidencing any outstanding Company
Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the Company's certificate of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since December 31, 1999, exceeds $50,000;

          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (o) the Company has not revalued any of its assets or changed any of its methods of accounting or accounting practices in any respect;

          (p) the Company has not made any Tax election;

          (q) the Company has not commenced or settled any Legal Proceeding;

          (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby; and

          (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6 Title to Assets.

          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1,
2.7 and 2.9 of the Company Disclosure Schedule and all of the Company's rights under the Material Contracts; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Company Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for
(x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

          (b) Part 2.6(b) of the Company Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to or by the Company. All such leases and licenses are valid and enforceable against the Company and, to the Company's knowledge, the other parties thereto, and any rights thereunder will not be affected by the Company entering into this Agreement and the agreements and transactions contemplated hereby.

     2.7 Bank Accounts; Receivables.

          (a) Part 2.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of February 29, 2000.

          (b) Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of February 29, 2000. Except as set forth in Part 2.7(b) of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since February 29, 2000 and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and the Company knows of no reason why such obligations will not be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $50,000 in the aggregate).

     2.8 Equipment; Leasehold.

          (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Company Disclosure Schedule.

     2.9 Proprietary Assets.

          (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body ("Registered Proprietary Assets"), (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Company that are material to the business of the Company. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $50,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to the Company by any Person ("Licensed Assets") or is material to the business of the Company, and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Company. The Company has good, valid and marketable title to and exclusive rights to use all of the Company Proprietary Assets other than Licensed Assets, free and clear of all Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company has a valid right to use, license and otherwise exploit all Licensed Assets and any rights thereunder will not be affected by the Company entering into this Agreement and the agreements and transactions contemplated hereby. No person who has licensed Licensed Assets to the Company has ownership rights or license rights to improvements made by the Company to such Licensed Assets. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Company Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use (for any purpose other than discussion and evaluation pursuant to customary forms of nondisclosure agreements), license or otherwise exploit any Company Proprietary Asset.

          (b) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Company Disclosure Schedule, (i) all current and former employees of the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is in substance the same as the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is in substance the same as the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor of or to the Company has any right, claim or interest in or with respect to any Company Proprietary Asset.

          (c) All patents, trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting. To the knowledge of the Company, none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person. None of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person and the Company has all rights and licenses reasonably necessary in order to make, have made, use or sell these products to an unlimited number of third parties. To the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

          (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. The Company has not (i) licensed any of the material Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (e) Except as set forth in Part 2.9(e)(i) of the Company Disclosure Schedule, the Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code. Part 2.9(e)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person any Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Company Source Code.

          (f) To the knowledge of the Company, except as set forth in Part 2.9(f)(i) of the Company Disclosure Schedule, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned, licensed or used by the Company for its internal business operations is Year 2000 Compliant. Except as set forth in Part 2.9(f)(ii) of the Company Disclosure Schedule, each computer program and other item of software that has been designed, developed, sold, licensed or otherwise made available to any Person by the Company is Year 2000 Compliant. Except as set forth in Part 2.9(f)(iii) of the Company Disclosure Schedule, the Company has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to in the preceding two sentences to be able to determine whether such computer, computer program and item of software is Year 2000 Compliant, and has obtained warranties or other written assurances from each of its suppliers to the effect that the products and services provided by such suppliers to the Company is Year 2000 Compliant. As used in this Section 2.9, "Year 2000 Compliant" means, with respect to a computer, computer program or other item of software (i) the functions, calculations, and other computing processes of the computer, program or software (collectively, "Processes") perform in a consistent and correct manner without interruption regardless of the date on which the Processes are actually performed and regardless of the date input to the applicable computer system, whether before, on, or after January 1, 2000; (ii) the computer, program or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used whether before, on, or after January 1, 2000; (iii) the computer, program or software accepts and responds to year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; (iv) the computer, program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) leap years will be determined by the following standard (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

          (g) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

          (h) Part 2.13(h) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other Person wherein or whereby the

Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Proprietary Assets of any Person other than the Company.

          (i) Each item of Company Registered Proprietary Assets is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Proprietary Assets have been paid and all necessary documents and certificates in connection with such Company Registered Proprietary Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Proprietary Assets. There are no actions that must be taken by the Company within ninety
(90) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Proprietary Assets. In each case in which the Company has acquired any Proprietary Assets, other than Licensed Assets, from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Proprietary Assets (including the right to seek past and future damages with respect to such Proprietary Assets) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the Patent and Trademark Office, the U.S. Copyright Office, or their equivalents in any relevant foreign jurisdiction, as the case may be.

     2.10 Contracts.

          (a) Part 2.10(a) of the Company Disclosure Schedule identifies:

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

               (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

               (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

               (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

               (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company;

               (xiii) any other Company Contract that contemplates or involves
(A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services, by or to the Company having a value in excess of $50,000 in the aggregate;

               (xiv) each Company Contract constituting a commitment of any Person to purchase products (including products in development) of the Company;

               (xv) each Company Contract relating to the acquisition or disposition by the Company of any material business, product, technology or other material assets; and

               (xvi) any Company Contract, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transaction contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(Company Contracts in the respective categories described in clauses "(i)" through "(xvi)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto.
Part 2.10(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Part 2.10(a) and Part 2.10(b) of the Company Disclosure Schedule is valid and in full force and effect, and, to the knowledge of the Company, is enforceable by the Company in accordance with its terms.

          (c) Except as set forth in Part 2.10(c) of the Company
Disclosure Schedule:

               (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

               (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

               (iii) since the Company's inception, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

               (iv) the Company has not waived any of its material rights under any Material Contract.

          (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

          (e) The Material Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

          (f) There are no material revenue generating Contracts that have not already been provided to Parent.

     2.11 Liabilities; Fees, Costs and Expenses.

          (a) The Company has no accrued, contingent or other material liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since February 29, 2000 in the ordinary course of business and consistent with the Company's past practices, which, in the aggregate, do not exceed $50,000; (iii) liabilities under the Material Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts, which in the aggregate do not exceed $500,000; and (iv) the liabilities identified in Part 2.11(a) of the Company Disclosure Schedule.

          (b) The total amount of all fees, costs and expenses incurred by or for the benefit of the Company in connection with (a) the due diligence conducted by the Company with respect to the Merger, (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement,
(c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement and the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby, will not in the aggregate exceed $300,000, except for the Company's obligations to its financial advisor, Thomas Weisel Partners, LLC.

     2.12 Compliance with Legal Requirements. The Company is, and has at all times since its inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements, taken together, has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since its inception the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 Governmental Authorizations. Part 2.13 of the Company Disclosure
Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since its inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. Since the date of its inception, the Company has not received any notice or other communication from any Governmental Body regarding
(a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 Tax Matters.

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since December 31, 1996 which have been requested by Parent.

          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for unpaid Taxes that individually or in the aggregate are material, with respect to all periods through the dates thereof, in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes for the period from February 29, 2000 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

          (c) Except as set forth in Part 2.14(c) the Company Disclosure Schedule, there have been no examinations or audits of any Company Return and the Company has received no notice of any Governmental Body of its intent to conduct such an examination or audit. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (d) Except as set forth in Part 2.14(d) of the Company Disclosure Schedule, no claim or Proceeding is pending or, to the Company's knowledge, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to which any notice of deficiency or similar document has been received by the Company (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to
Section 341(f) of the Code. The Company has not been, and the Company reasonably believes it will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws that individually or in the aggregate would be material, as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any material amount that would not be deductible pursuant to Section 280G or
Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

          (f) The Company has not been a member of an affiliated, consolidated, combined or unitary group, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of the Company was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other person.

          (g) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder or other third party.

          (h) The Company has not requested or received a ruling or determination from any Governmental Body or signed a closing or other agreement with any Governmental Body with regard to the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

          (i) The Company (i) has not received a tax opinion with respect to any transaction relating to the Company other than a transaction in the ordinary course of business, (ii) is not a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or tax opinion relating to the Company and (iii) is not a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code.

          (j) During the five-year period ending on the date hereof, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (k) The Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

     2.15 Employee and Labor Matters; Benefit Plans.

          (a) Part 2.15(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $50,000 in the aggregate. Part 2.15(a) of the Company Disclosure Schedule sets forth the citizenship status of every employee of the Company (whether such employee is a United States citizen or otherwise) and, with respect to non-United States citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other similar permit.

          (b) Except as set forth in Part 2.15(b) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific

Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Company Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d) With respect to each Plan, the Company has delivered to Parent:

               (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

               (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material written employee communications relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) The Company is not required to be, and, to the knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or
(o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would materially affect any Employee.

          (g) Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service or constitutes a prototype plan in respect of which a favorable determination letter has been issued to the prototype sponsor thereof, and the Company is not aware of any reason why any such determination letter should be revoked.

          (k) Except as set forth in Part 2.15(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (l) The Company has provided to Parent under separate cover a list of all salaried Employees as of the date of this Agreement, which list correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. Except as set forth in Part 2.15(l) of the Company Disclosure Schedule, all of the Employees are "at will" employees.

          (m) Part 2.15(m) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) Except as set forth in Part 2.15(o) of the Company Disclosure Schedule, the Company reasonably believes that it has good labor relations, and has no reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Employees intends to terminate his or her employment with the Company.

     2.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with, or may have any liability under, any Environmental Law, and, to the knowledge of the Company, there are no facts, conditions or circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or may have any liability under any Environmental Law. To the Company's knowledge, no Materials of Environmental Concern have been discharged, disposed of, dumped, spilled, leaked, emitted or released at any property now or previously owned, leased or operated by the Company. There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to any property now or previously owned, leased or operated by the Company that has not been delivered to Parent. All material Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.17 Insurance. Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect. Since the Company's inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since the Company's inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since the Company's inception been, indebted to the Company, nor has the Company been indebted to any Related Party, except for ordinary course obligations to pay employees and consultants for services rendered; (c) since the Company's inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since the Company's inception competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each individual who is, or who has at any time since the Company's inception been, an officer or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.19 Legal Proceedings; Orders.

          (a) There is no pending Legal Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding or has any reasonable basis to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) No Legal Proceeding has ever been commenced by or has ever been pending by or against the Company.

          (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors and this Agreement and the Merger have been unanimously approved by the board of directors of the Company, subject to stockholder approval as provided in the following sentence. The affirmative vote of (i) a majority of the shares of Company Common Stock and Series A Preferred Stock of the Company, voting together as a single class (on an as-converted-basis), that are outstanding on the first date on which a signed written consent of a Company stockholder approving this Agreement is received by the Company, and (ii) a majority of the shares of Series A Preferred Stock of the Company, voting as a separate class (on an as-converted-basis), that are outstanding on the first date on which a signed written consent of a Company stockholder approving this Agreement is received by the Company, is the only vote of the stockholders of the Company needed to approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby (the "Required Company Stockholder Vote"). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's certificate of incorporation or bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Company Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.22 Customers. Part 2.22 of the Company Disclosure Schedule identifies each Person that has committed (whether oral or written and whether pursuant to an agreement or purchase order or otherwise) to purchase existing products or services or products or services being developed by the Company (the "Purchase Commitments"), and whether such commitment is oral or written. The Company has provided to Parent true and complete copies of all documents evidencing such Purchase Commitments. All such Purchase Commitments are in full force and effect, have not been withdrawn, amended, modified or terminated and are enforceable by the Company and, upon consummation of the Merger, will be enforceable by Parent, against the other party to such Purchase Commitments. To the knowledge of the Company, no fact, condition or circumstance exists that would give any party the right to withdraw, amend, modify or terminate any Purchase Commitment, and no Person has given any notice to the Company, and the Company has no reason to believe, that any Person intends to withdraw, amend, modify or terminate any Purchase Commitment.

     2.23 Product Development. Part 2.23 of the Company Disclosure Schedule sets forth for each product or service being developed by or on behalf of the Company a true and correct development status, including the dates on which the development of each such product or service currently is scheduled to be completed. To the knowledge of the Company, no fact, condition or circumstance exists that would materially impair or delay the development of any such products or services. The Company has not entered into any agreement which restricts its right to make, have made, use or sell to an unlimited number of third parties any products currently contemplated by, designed by or designed on behalf of the Company.

     2.24 Noncompetition and No-Hire Agreements. Each of the Persons identified on Exhibit E have executed and delivered to the Company and Parent a Noncompetition and No-Hire Agreement in the form of Exhibit F.

     2.25 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     3.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent's business, financial condition or results of operations.

     3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to adopt this Agreement or approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 SEC Filings; Financial Statements.

          (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report and definitive proxy statement filed by Parent with the SEC between October 1, 1999 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations of Parent for the periods covered thereby.

     3.4 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub.

     3.5 Valid Issuance. The shares of Parent Common Stock to be issued pursuant to Section 1.5(a) will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

     4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, properties, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     4.2 Operation of the Company's Business. During the Pre-Closing
Period:

          (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, except for activities necessary or appropriate for the consummation of the transactions contemplated by this Agreement;

          (b) the Company shall use its best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (c) the Company shall keep in full force and effect all insurance policies identified in Part 2.17 of the Company Disclosure Schedule;

          (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

          (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock of the Company, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of the Company (except that the Company may repurchase Company Common Stock from former employees at cost pursuant to the terms of existing restricted stock purchase agreements);

          (f) Except as provided for in the SVB Agreement (as defined below), the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other securities of the Company, (ii) any option or right to acquire any capital stock or other securities of the Company, or (iii) any instrument convertible into or exchangeable for any capital stock or other securities of the Company (except that the Company shall be permitted to issue shares of Company Common Stock (x) to employees and directors upon the exercise of Company Options, and (y) to issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock of the Company outstanding as of the date of this Agreement);

          (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of any Company Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement (unless acceleration of vesting is required under any Company Stock Option Plan, Company Option or other agreement); except that the Restricted Stock Purchase Agreements between the Company and each of Raif Onvural, Ioannis Viniotis and Hwan Hsin Jan shall be amended to provide that any shares that still remain subject to the Company's repurchase options thereunder as of the Effective Time (the "Unvested Shares") shall remain subject to such repurchase options after the Effective Time and shall be released from such repurchase options at the rate of 1/36 of such Unvested Shares on each monthly anniversary of the Effective Time, with the form and substance of such amendments (the "Vesting Amendments") to be acceptable to Parent, in its reasonable discretion;

          (h) the Company shall not amend or permit the adoption of any amendment to the Company's certificate of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of outstanding Series A Preferred of the Company Stock);

          (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $50,000 per month;

          (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

          (l) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

          (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

          (n) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation exceeds $100,000;

          (o) the Company shall not revalue any of its assets or change any of its methods of accounting or accounting practices in any material respect (including any method of accounting for tax purposes);

          (p) the Company shall not make any Tax election;

          (q) the Company shall not commence or settle any material Legal Proceeding;

          (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(e)" through "(r)" above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

     4.3 Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any material breach of any covenant or obligation of the Company; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement until the Closing (if applicable), at which time the Company's representations and warranties shall be deemed updated in all respects with those (and only those) additional disclosures that reflect changes in the Company's affairs since the date of this Agreement, or (ii) determining whether any condition set forth in
Section 6 has been satisfied for purposes of determining the obligations of Parent and Merger Sub to complete the Closing.

    4.4 No Negotiation. During the Pre-Closing Period the Company will not (nor will the Company permit any of its Representatives to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all, substantially all or a significant portion of the Company's business, properties or technologies or any portion of the Company's capital stock (whether or not outstanding) whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Company's business, technologies or properties or afford to any person or entity access to its properties, technologies, books or records, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company's capital stock or assets, or (d) enter into any agreement with any person providing for the acquisition of all or any significant portion of the Company (whether by way of merger, purchase of assets, tender offer or otherwise). In addition to the foregoing, if the Company or any of its Representatives receives during the Pre-Closing Period any offer, proposal, or request relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section
4.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

     5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     5.2 Registration Statement; Information Statement.

          (a) The Company shall take all action necessary under all applicable Legal Requirements to solicit the written consent of the stockholders of the Company entitled to vote upon the adoption and approval of this Agreement and the approval of the Merger and will, as promptly as practicable, mail to each holder of capital stock of the Company a copy of the Information Statement, a form of written consent and such other documents as Parent deems are necessary to comply with applicable law or are otherwise reasonably appropriate all of which shall be in form reasonably acceptable to Parent. The Company shall use its best efforts to ensure that the Required Company Stockholder Vote will be obtained as promptly as practicable (and in any event within ten (10) business days) after the Information Statement is first sent to the stockholders of the Company. The Company shall ensure that the Required Company Stockholder Vote is solicited in compliance with all applicable Legal Requirements.

          (b) The board of directors of the Company has unanimously recommended that the Company's stockholders adopt and approve this Agreement and approve the Merger. The Information Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's stockholders adopt and approve this Agreement and approve the Merger. Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's stockholders adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous. Notwithstanding the foregoing, but without limiting the Company's liability to Parent for any breach of this Section 5.2(b), no director of the Company shall be held accountable or have any liability, directly or indirectly, for any breach of this covenant to the extent of any contrary recommendation by such director made in reliance on the advice of counsel that the director's fiduciary duties require a contrary recommendation.

          (c) The holders of a majority in interest of the total Parent Common Stock issued in the Merger shall be entitled to demand that Parent file a "shelf" registration statement under Rule 415 under the Securities Act (the "Resale Registration Statement") with the SEC, for the resale of all of the shares of Parent Common Stock issued in the Merger (collectively, the "Registrable Securities").

          (d) Parent shall use its best efforts to comply with such demand as promptly as possible, with the Resale Registration Statement to be filed no later than thirty (30) business days after the Closing. Parent will use its best efforts to cause the Resale Registration Statement to become effective under the Securities Act, provided, that the Company Stockholders shall not be entitled to resell more than 10% of the Merger Share Amount pursuant to the Resale Registration Statement prior to June 5, 2000. Parent represents and warrants that on the date the Resale Registration Statement becomes effective, the Resale Registration Statement will comply in all material respects with the applicable requirements of the Securities Act and the rules thereunder; on the date of its effectiveness the Resale Registration Statement (including any documents incorporated by reference therein) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, provided, however, that no representation is made by Parent with respect to written information furnished to Parent by or on behalf of any Company stockholder specifically for inclusion in the Resale Registration Statement; and the final prospectus contained in the Resale Registration Statement, if not filed pursuant to Rule 424(b), will not, and on the date of any filing pursuant to Rule 424(b), such final prospectus (together with any supplement thereto) will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, provided, however, that no representation is made by Parent with respect to written information furnished to Parent by or on behalf of any Company stockholder specifically for inclusion in such prospectus, provided, further, that no representation is made by Parent to any Company stockholder with respect to any untrue statement or omission if such statement or omission was corrected in an amended prospectus or prospectus supplement that was provided to such Company stockholder and such Company stockholder failed to deliver such amended prospectus or prospectus supplement to the purchaser of the registered Registrable Securities. Parent will promptly: (A) notify all Company stockholders when the Resale Registration Statement is declared effective; and (B) notify all Company stockholders of any stop-order or similar proceeding by the SEC or any state securities authority.

          (e) Each Person including Registrable Securities in the registration covered by the Resale Registration Statement shall, as a condition to their inclusion, provide such information concerning such Person and its Registrable Securities and other holders of Parent Common Stock as Parent reasonably requires and shall agree in writing to be subject to the same trading restrictions applicable to the directors and officers of Parent under Parent's insider trading policy. In addition, in no case shall a stockholder be permitted to sell any shares of Parent Common Stock under the Resale Registration Statement that are subject to repurchase rights in favor of Parent.

          (f) Parent shall promptly prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Resale Registration Statement and keep the Resale Registration Statement effective until the earlier of (A) all the Registrable Securities have been sold pursuant thereto, (B) with respect to any Person who has included Registrable Securities in such registration, when such Person is able to dispose of its entire remaining ownership interest in the Registrable Securities in the United States public markets in a single transaction under Rule 144 or (C) one year from the Closing Date. Parent shall provide a transfer agent, registrar and CUSIP number with respect to all securities registered by such Resale Registration Statement. Notwithstanding the foregoing, if Parent furnishes to the Company stockholders a certificate signed by the President or Chief Financial Officer of Parent stating that, in the good faith judgment of the Board of Directors of Parent, it would be seriously detrimental to Parent for registration to be effected, or for the Company's stock to be traded thereunder due to (A) the existence of a material development or potential material development involving Parent that Parent would be obligated to disclose in the prospectus contained in the Resale Registration Statement, which disclosure would in the good faith judgment of the Board of Directors be premature or otherwise inadvisable, (B) the existence of other facts or circumstances as a result of which the prospectus contained or to be contained in the Resale Registration Statement includes or would include an untrue statement of a material fact or omits or would omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or then existing or (C) Parent's bona fide intention to effect the filing of a registration statement with the Securities and Exchange Commission within sixty
(60) days of such notice from Parent, Parent may defer the filing of the Resale Registration Statement or suspend trading under an effective Resale Registration Statement, as the case may be. Parent may elect to so defer, delay or terminate under clause (A) above only to the extent that the event described in clause (A) also gives rise to a black-out period applicable to all of Parent's executive officers and directors under Parent's insider trading policy. If Parent elects to so defer, delay or terminate under clause (B) above, Parent shall use its commercially reasonable efforts to amend the registration statement or take such other action as may be necessary to eliminate the situation described in clause (B) as soon as practicable. Any Company stockholder receiving any notice from Parent with respect to the matters covered by this Section 5.2(f) shall keep the fact and content of such notice, and the event or circumstances giving rise to such notice, confidential.

          (g) Parent shall furnish to each Company stockholder with respect to the Registrable Securities registered under the Resale Registration Statement such number of copies of prospectuses and preliminary prospectuses and supplements in conformity with the requirements of the Securities Act and such other documents as such person may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by such person.

          (h) Subject to the limitations on Parent's obligation to maintain the effectiveness of the Resale Registration Statement set forth in Section 5.2(f), Parent shall use its best efforts to register or qualify the Registrable Securities covered by such Resale Registration Statement under such other securities or blue sky laws of such jurisdictions in the United States as a majority in interest of the Registrable Securities shall reasonably request and do any and all other acts or things which may be reasonably necessary or desirable to enable each Person who holds Registrable Securities to consummate the public sale or other disposition in such jurisdictions, provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such jurisdictions.

          (i) Parent shall bear all expenses in connection with the procedures set forth in this Section 5.2 and the registration of the Registrable Securities pursuant to the Resale Registration Statement, including without limitation the fees and expenses of one legal counsel to represent all the selling stockholders, which fees and expenses shall not exceed $25,000, except that Parent shall not be required to bear any broker's commissions or discounts, transfer taxes, fees or expenses, if any, of any counsel (other than the single counsel for all selling stockholders as aforesaid) or other advisors to any Person who holds Registrable Securities.

          (j) As a condition to such registration, Parent and each Person who holds Registrable Securities who is having its Parent Common Stock issued in the Merger included in the Registration Statement shall agree in writing to reasonable and customary cross-indemnification for securities laws misrepresentations.

     5.3 (a) Public Announcements. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will not (and Parent shall not permit any of its Representatives to) issue any press release or make any public statement regarding the Merger, or regarding any of the other transactions contemplated by this Agreement, without the Company's prior written consent, provided that nothing herein shall be deemed to prohibit Parent from making any public disclosure to the extent that Parent is advised by counsel that such disclosure is necessary under applicable laws.

          (b) Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 4.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the [Confidentiality Agreement] dated __________, 2000 between the Company and Parent.

     5.4 Best Efforts. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.5 Tax Matters. At or prior to the Closing, Parent and the Company shall deliver to Davis Polk & Wardwell and to Wyrick Robbins Yates & Ponton LLP, tax representation letters in substantially the form of Exhibit G hereto. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.5, each of Parent and the Company shall use its reasonable efforts to cause Davis Polk & Wardwell and Wyrick Robbins Yates & Ponton LLP, respectively, to deliver to it the tax opinion contemplated by Sections 6.5(f) and 7.3(b), respectively, and each of such counsel shall be entitled to rely on the tax representation letters described in this Section 5.5.

     5.6 Termination of Agreements. Prior to the Closing, the Company and the Company stockholders who are parties to that certain Amended and Restated Investor Rights Agreement dated July 20, 1999, among the Company and certain holders of its capital stock, and that certain Amended and Restated Stockholders Agreement dated July 20, 1999, among the Company and certain holders of its capital stock, shall enter into an agreement, reasonably satisfactory in form and content to Parent (and conditioned and effective upon the Closing), terminating all of such stockholders' rights under such agreements.

     5.7 Employee Retention Program. Unless Parent receives any contrary recommendations from existing management of the Company, Parent expects that the current employees of the Company will continue to be employees of the Company immediately after the Effective Time. Accordingly, Parent and the Company shall consult with each other with respect to the disclosure of the Merger to the employees of the Company.

     5.8 Release. At the Closing, each of the Company stockholders identified on Exhibit H-1 shall execute and deliver to the Company a Release in the form of Exhibit H-2.

     5.9 Termination of Employee Plans. At the Closing, the Company shall terminate all employee benefit plans of the Company other than the Company Stock Option Plans and shall ensure that no employee or former employee of the Company has any rights under any of such plans (other than rights assumed by Parent pursuant to Section 1.6 hereof) and that any liabilities of the Company under such plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.

     5.10 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.11 Investor Loans. At the Closing, Parent and/or Merger Sub shall cause to be repaid all amounts outstanding under the Company's promissory notes issued February 18, 2000, to the North Carolina Enterprise Fund, L.P., and Alliance Semiconductor Corporation (the "Investor Loans"); provided, however, that Parent shall not be required to pay any prepayment or similar penalties on such Investor Loans.

     5.12 Listing of Common Stock. Parent shall promptly take action to cause the Parent Common Stock issued in the Merger to be listed on the Nasdaq.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

     6.1 Accuracy of Representations. Each of the representations and warranties made by the Company as set forth in this Agreement and in each of the other agreements and instruments delivered to Parent on the date hereof in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, notwithstanding any notifications provided to Parent pursuant to
Section 4.3(b).

     6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote. The holders of shares of Company capital stock equivalent to no more than 5% of the Company Common Stock outstanding immediately prior to the Effective Time (assuming the conversion of all Series A Preferred Stock outstanding immediately prior to the Effective Time) shall be entitled to have such shares treated as Dissenting Shares.

     6.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Noncompetition and No-Hire Agreements in the form of Exhibit F, executed by the Persons identified on Exhibit E;

          (b) a Release in the form of Exhibit H-2, executed by the Company stockholders identified on Exhibit H-1;

          (c) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees of the Company and by all consultants and independent contractors to the Company (including the individuals identified in Part 2.9(f) of the Company Disclosure Schedule);

          (d) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and reasonably satisfactory in form and content to Parent, executed by Duke-Weeks Realty Corporation;

          (e) a legal opinion of Wyrick Robbins Yates & Ponton LLP, dated as of the Closing Date, in the form of Exhibit I;

          (f) a legal opinion of Davis Polk & Wardwell, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.5);

          (g) written resignations of all directors of the Company, effective as of the Effective Time;

          (h) an Escrow Agreement in the form of Exhibit D, executed by the Company Stockholders' Representative and the Escrow Agent;

          (i) a certificate signed on behalf of the Company by the Chief Executive Officer of the Company representing and warranting that the conditions set forth in Sections 6.1 and 6.2 have been duly satisfied (the "Company Compliance Certificate");

          (j) employment agreements, reasonably satisfactory in form and content to Parent, executed by the Persons identified on Exhibit J; and

          (k) the Vesting Amendments referred to in Section 4.2(g).

     6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.7 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would materially and adversely affect the right of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries.

     6.8 No Other Litigation. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect on the Company or any of its Subsidiaries or a material adverse effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the

Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would affect adversely the right of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries.

     6.9 Termination of Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.9.

     6.10 FIRPTA Compliance. Parent shall have received the statement, and the Company shall have filed with the Internal Revenue Service the notification, referred to in Section 5.10.

     6.11 Employees. The Employees listed on Exhibit K attached hereto shall continue to be employed by the Company.

     6.12 Assignments. Company shall have obtained assignments to Parent of all intellectual property rights under Company Contracts as requested by Parent.

     6.13 Silicon Valley Bank Warrant. The Company shall have obtained an agreement exercising the warrant issued by the Company to Silicon Valley Bank for Common Stock of the Company, in form and content reasonably satisfactory to Parent, executed by Silicon Valley Bank (the "SVB Agreement").

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 Documents. The Company shall have received the following documents:

          (a) a legal opinion of Davis Polk & Wardwell, dated as of the Closing Date, in the form of Exhibit L;

          (b) a legal opinion of Wyrick Robbins Yates & Ponton LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.5);

          (c) an Escrow Agreement in the form of Exhibit D, executed by Parent and the Escrow Agent; and

          (d) a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent representing and warranting that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

     7.4 Stockholder Approval. This Agreement shall have been duly adopted and approved and the Merger shall have been duly approved by the Required Company Stockholder Vote.

     7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.6 Repayment of Investor Loans. At the Closing, Parent and/or Merger Sub shall have repaid the Investor Loans.

SECTION 8. TERMINATION

     8.1 Termination Events. This Agreement may be terminated prior to the
Closing:

          (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (c) by Parent if any of the Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Parent may not terminate this Agreement under this Section 8.1(c) on account of an inaccuracy in the Company's representations and warranties that is waived by Parent or that is curable by the Company or on account of a breach of a covenant by the Company that is waived by Parent or that is curable by the Company unless the Company fails to cure such inaccuracy or breach within 15 days after receiving written notice from Parent of such inaccuracy or breach;

          (d) by the Company if any of Parent's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Parent's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that the Company may not terminate this Agreement under this Section 8.1(d) on account of an inaccuracy in Parent's representations and warranties that is waived by the Company or that is curable by Parent or on account of a breach of a covenant by Parent that is waived by the Company or that is curable by Parent unless Parent fails to cure such inaccuracy or breach within 15 days after receiving written notice from the Company of such inaccuracy or breach;

          (e) by Parent if the Closing has not taken place on or before April 30, 2000 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

          (f) by the Company if the Closing has not taken place on or before April 30, 2000 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

          (g) by the mutual consent of Parent and the Company.

     8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3 Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and
(c) the parties shall, in all events, remain bound by and continue to be subject to Section 5.3.

SECTION 9. INDEMNIFICATION, ETC.

     9.1 Survival of Representations, Etc.

          (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations set forth in the Company Compliance Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Company Stockholders' Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

          (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

     9.2 Indemnification.

          (a) From and after the Closing Date (but subject to Section 9.1(a)), the holders of the Company Common Stock and Series A Preferred Stock outstanding immediately prior to the Effective Time shall hold harmless and indemnify each Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Company Disclosure Schedule delivered by the Company to Parent prior to the Closing) or in the Company Compliance Certificate; (ii) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Company Disclosure Schedule delivered by the Company to Parent prior to the Closing) or in the Company Compliance Certificate as if such representation or warranty were made on and as of the Closing Date, provided that such representations and warranties shall be deemed updated in all respects with those (and only those) additional disclosures delivered by the Company to the Parent prior to Closing that reflect changes in the Company's affairs since the execution of this Agreement, (iii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses "(i)" "(ii)" or "(iii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this
Section 9).

          (b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     9.3 Threshold. No Indemnitee shall be entitled to indemnification pursuant to Section 9.2(a) for any inaccuracy in or breach of any of the Company's representations and warranties set forth in this Agreement or the Company Compliance Certificate except to the extent that the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $250,000 in the aggregate.

     9.4 Limited Recourse; Limit on Liability. Subject to Section 9.3, in the event any Indemnitee shall suffer any Damages for which such Indemnitee is entitled to indemnification under this Section 9, such Indemnitee shall be entitled to recover such Damages solely by obtaining that number of Escrow Shares equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of such Damages, and such recovery shall be made from the Escrow Shares on a basis proportional to the Escrow Shares contributed under the Escrow Agreement by or on behalf of each Company stockholder. The Company stockholders shall have no liability for Damages in excess of the number of Escrow Shares held under the Escrow Agreement.

     9.5 No Contribution. The Company stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such stockholders may become subject under or in connection with this Agreement or the Escrow Agreement.

     9.6 Defense of Third Party Claims.

          (a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 9, Parent shall promptly give the Company Stockholders' Representative and the Escrow Agent written notice of such claim or Legal

Proceeding (a "Claim") provided, however, that any failure on the part of Parent to so notify the Company Stockholders' Representative shall not limit any of the Indemnitees' rights to indemnification under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

          (b) Within ten days of delivery of such written notice, the Company Stockholders' Representative may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement using counsel reasonably acceptable to Parent. If the Company Stockholders' Representative makes the foregoing election, an Indemnitee will have the right to participate at its own expense in all proceedings. If the Company Stockholders' Representative does not make such election within such period or fails to diligently contest such Claim after such election, then the Indemnitee shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the Company Stockholders' Representative of the progress of any such Claim, will permit the Company Stockholders' Representative, at the sole cost of the Company Stockholders' Representative, to participate in such prosecution or defense and will provide the Company Stockholders' Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof.

          (c) Notwithstanding the foregoing, if a Claim includes Damages equal to an amount in excess of the value of the Escrow Shares on the date of the Claim, or relates to any Proprietary Assets or other intellectual property issues, or seeks any remedy other than cash damages, or in the reasonable judgment of Parent, the settlement or resolution of such claim poses a substantial risk of establishing a materially adverse precedent with regard to future claims, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim.

          (d) Neither party will compromise or settle any such Claim without the written consent of either Parent (if the Company Stockholders' Representative defends the Claim) or the Company Stockholders' Representative (if Parent or other Indemnitees defend the Claim), such consent not to be unreasonably withheld.

          (e) If Parent proceeds with the defense of any such claim or Legal Proceeding all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be satisfied out of the Escrow Shares in the manner set forth in the Escrow Agreement.

     9.7 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement or under the Escrow Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     9.8 Fraud. Notwithstanding any provision in this Agreement to the contrary, the liability of a stockholder for fraud shall not be limited as set forth above, and any claim with respect to such liability need not be presented within the time limits set forth in Section 9.1(a) and shall be subject only to applicable statutes of limitation.

SECTION 10. MISCELLANEOUS PROVISIONS

     10.1 Company Stockholders' Representative.

          (a) The stockholders of the Company (other than holders of Dissenting Shares), by adopting this Agreement and the transactions contemplated hereby, hereby irrevocably appoint Joseph A. Velk as their agent and attorney-in-fact for purposes of Section 9 and the Escrow Agreement (the "Company Stockholders' Representative"), and consent to the taking by the Company Stockholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, the exercise of the power to authorize delivery to Parent of the Escrow Shares in satisfaction of claims by Parent, agree to, negotiate, enter into settlements and compromises of and demand arbitration, and comply with orders of courts and awards of arbitrators with respect to such claims, resolve any claim made pursuant to Section 9; and take all actions necessary in the judgment of the Company Stockholders' Representative for the accomplishment of the foregoing, and Joseph A. Velk hereby accepts his appointment as the Company Stockholders' Representative for purposes of Section 9 and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Company Stockholders' Representative on all matters relating to Section 9 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company stockholder by the Company Stockholders' Representative, and on any other action taken or purported to be taken on behalf of any Company stockholder by the Company Stockholders' Representative, as fully binding upon such Company stockholder.

          (b) If the Company Stockholders' Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company stockholders, then The North Carolina Enterprise Fund, L.P. shall, within ten days after such death or disability, appoint a successor representative reasonably satisfactory to Parent. Any such successor shall become the "Company Stockholders' Representative" for purposes of Section 9, the Escrow Agreement and this Section 10.1. If for any reason there is no Company Stockholders' Representative at any time, all references herein to the Company Stockholders' Representative shall be deemed to refer to C.N. Reddy. No bond shall be required of any Company Stockholders' Representative, and no Company Stockholders' Representative shall receive compensation for his or her services. Any Company Stockholders' Representative shall be entitled to submit a claim and receive reimbursement from the Escrow Shares for reasonable, documented out-of-pocket expenses incurred by such Company Stockholders' Representative as a result of acting as a Company Stockholders' Representative, including the reasonable fees and expenses of any legal counsel retained by such Company Stockholders' Representative; provided, however, that such right to reimbursement shall be subordinate to the Indemnitees' claims on the Escrow Shares, if any, and shall be paid only after all such claims have been satisfied and after the termination of the escrow.

          (c) A Company Stockholders' Representative shall not be liable for any act done or omitted hereunder as Company Stockholders' Representative while acting in good faith. Company stockholders on whose behalf Escrow Shares were contributed to the escrow shall severally indemnify each Company Stockholders' Representative and hold each Company Stockholders' Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of such Company Stockholders' Representative and arising out of or in connection with the acceptance or administration of such Company Stockholders' Representative's duties hereunder, including the fees and expenses of any legal counsel retained by such Company Stockholders' Representative.

          (d) The Company Stockholders' Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Company Stockholders' Representative be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Company Stockholders' Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Company Stockholders' Representative based on such advice, the Company Stockholders' Representative shall not be liable to anyone.

     10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.3 Fees and Expenses.

          (a) Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of:

               (i) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review),

               (ii) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement,

               (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and

               (iv) the consummation of the Merger; provided however, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the

Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) exceeds $300,000 in the aggregate, except for the Company's obligations to its financial advisor, Thomas Weisel Partners, LLC, such fees, costs and expenses shall be paid and satisfied by the cancellation of that number of Escrow Shares equal in value to the total of such fees, costs and expenses in excess of $300,000.

               (b) The Company's obligations to Thomas Weisel Partners, LLC, for any fees or other compensation shall be satisfied by Parent.

     10.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:

          Vitesse Semiconductor Corporation
          741 Calle Plano
          Camarillo, CA  93012
          Attn: Yatin Mody
          Fax:  905-388-3565

          with a copy to:
          Davis Polk & Wardwell
          1600 El Camino Real
          Menlo Park, CA  94025
          Attn: Francis S. Currie
          Fax:  650-752-2111

          if to the Company:

          Orologic, Inc.
          1000-G Perimeter Park
          Morrisville, NC 27560
          Attn: Dr. Raif O. Onvural
          Fax:  (919) 465-2171
          with a copy to:

          Wyrick Robbins Yates & Ponton LLP
          4101 Lake Boone Trail, Suite 300
          Raleigh, NC 27607
          Attn: J. Christopher Lynch, Esq.
          Fax:  (919) 781-4865

     10.6 Time of the Essence. Time is of the essence of this Agreement.

     10.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.9 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of North Carolina (without giving effect to principles of conflicts of laws).

     10.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Company shall not assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person. Prior to the Closing, Parent shall not assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person. After the Closing, Parent may freely assign any or all of its rights under this Agreement (including its rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.15 Parties in Interest. Except for the provisions of Sections 1.5, 1.6, 9 and 10.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     10.17 Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                                            VITESSE SEMICONDUCTOR CORPORATION
                                            a Delaware corporation

                                            By:
                                               --------------------------------

                                            Name:
                                                 ------------------------------

                                            Title:
                                                  -----------------------------


                                            HOLIDAY ACQUISITION CORP.
                                            a Delaware corporation

                                            By:
                                               --------------------------------

                                            Name:
                                                 ------------------------------

                                            Title:
                                                  -----------------------------


                                            OROLOGIC, INC.
                                            a Delaware corporation

                                            By:
                                               --------------------------------

                                            Name:
                                                 ------------------------------

                                            Title:
                                                  -----------------------------

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, lease, exchange, transfer license, disposition or acquisition of more than 20% of the assets of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity securities of the Company (other than Common Stock issued to employees of the Company upon exercise of Company Options), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity securities of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity securities of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     Company Stock Option Plans. "Company Stock Option Plans" shall mean the Company's 1997 Stock Plan.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation or defense) or expense of any nature.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective

Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel by any Person or Governmental Body.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company Compliance Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) has had or could have a material adverse effect on the Company's business, condition, prospects, assets, liabilities, operations, financial performance customer relationships or Purchase Commitments.

     Nasdaq. "Nasdaq" shall mean the Nasdaq National Stock Market.

     Person. "Person" shall mean any individual, Entity or Governmental
Body.

     Proprietary Asset. "Proprietary Asset" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works and reticles, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all registered domain names and applications therefor; (ix) all databases and data collections and all rights therein throughout the world; (x) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (xi) any similar corresponding or equivalent rights to any of the foregoing; and (xii) all documentation related to any of the foregoing.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Subsidiary. Any Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

     Tax. "Tax" shall mean (i) any income tax, value-added tax, withholding tax or payroll tax, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body, (ii) in the case of the Company or any subsidiary thereof, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any subsidiary thereof to a Governmental Body is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any subsidiary thereof for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

===============================================================================


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                       VITESSE SEMICONDUCTOR CORPORATION,
                            a Delaware corporation;


                          HOLIDAY ACQUISISITION CORP.,
                            a Delaware corporation;


                                      and


                                OROLOGIC, INC.,
                            a Delaware corporation.







                          ---------------------------

                           Dated as of March 24, 2000

                          ---------------------------


===============================================================================

                                    EXHIBITS

Exhibit A    -   Certain definitions

Exhibit B    -   Form of Amended and Restated  Certificate of Incorporation of
                 Surviving Corporation

Exhibit C    -   Directors and officers of Surviving Corporation

Exhibit D    -   Escrow Agreement

Exhibit E    -   Persons to sign Noncompetition Agreements

Exhibit F    -   Form of Noncompetition Agreement

Exhibit G    -   Forms of tax representation letters

Exhibit H-1  -   Company Stockholders

Exhibit H-2  -   Form of Release

Exhibit I    -   Form of legal opinion of Wyrick Robbins Yates & Ponton LLP

Exhibit J    -  Persons to execute employee agreements

Exhibit K    -   List of Employees

Exhibit L    -   Form of legal opinion of Davis Polk & Wardwell